DNB Financial Corporation
For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484-359-3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF - OTC Bulletin Board)

DNB Financial Corporation
Announces Earnings for the First Quarter

(April 30, 2007 - Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, reported increased net income for the three months ended March 31, 2007 of $535,000 versus $464,000 for the same period in 2006. The 15.3% increase was attributable to a $199,000 increase in net interest income and a $153,000 increase in non-interest income, offset by increases of $264,000 in non-interest expense and $18,000 in income taxes. Non-interest income included a gain on the sale of securities of $103,000. Earnings per share increased from $0.19 per diluted share in the first three months of 2006 to $0.21 in 2007.

Interest income for the quarter was $7.5 million compared to $6.5 million for the same period in 2006. The $1.0 million increase was due to substantial growth in the loan and lease portfolio as well as an increase in yield. The average balance of loans and leases was $333.0 million with an average yield of 7.02% for the quarter compared to $295.8 million with an average yield of 6.58% for the same period in 2006. The overall yield on interest earning assets for the quarter was 6.27% compared to 5.78% for the same period in 2006.

Interest expense for the quarter was $3.7 million compared to $2.9 million for the same period in 2006. The 27.7% increase was due to higher rates on interest bearing deposits and borrowings as well as growth in deposit accounts. The average balance of deposits was $379.3 million with an average rate of 2.67% for the quarter-ended March 31, 2007 compared to $344.2 million with an average rate of 1.92% for the same period in 2006.

The average balance of borrowings was $94.1 million with an average rate of 5.17% for the quarter-ended March 31, 2007 compared to $101.5 million with an average rate of 5.07% for the same period in 2006. The decline in borrowings was a result of our balance sheet restructuring strategy.

The composite cost of funds was 3.17% for the quarter ended March 31, 2007 compared to 2.64% for the same period in 2006. The net interest margin for the quarter was 3.21% compared to 3.23% for the same period in 2006.

“The intense competition we’ve seen for deposits, combined with the slower demand for loans has made sustaining growth a challenge, but we are committed to putting on the critical mass necessary to build for the future,” said William S. Latoff, Chairman and CEO. “Our new location in Chadds Ford will soon be open and we will shortly be introducing remote capture to our commercial clients. We continue to look for new and innovative products that offer our customers both service and value. We are focusing on translating this growth into earnings and will continue to target cost control and margin improvement in the face of a difficult rate environment.”

Non-interest income for the first quarter including the securities gain mentioned above was $968,000 compared to $815,000 for the same period in 2006. In addition to securities gains, the increase was primarily attributable to an increase of $57,000 in wealth advisory income due to estate settlements, offset by decreases in service charges on deposits and lower annuity fee income.

Non-interest expense for the quarter increased to $4.1 million from $3.9 million for the same period in 2006. Much of the increase was attributable to a decrease in deferred costs on loans and start up costs related to our new Chadds Ford office. Non-interest expense to average assets was 3.30% for the quarter compared to 3.27% for the same quarter in 2006.

DNB’s overall asset quality remained sound with a low delinquency ratio of .91% compared to 1.03% at December 31, 2006. The allowance for credit losses remained flat at $4.2 million.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $498 million community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with ten full service and two limited service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on the OTC Bulletin Board under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events. These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31
	2007	2006
EARNINGS:
Interest income	$7,472	$6,471
Interest expense	3,700	2,899
Net interest income	3,772	3,572
Provision for credit losses	0	0
Non-interest income	968	815
Non-interest expense	4,131	3,867
Income before income taxes	609	520
Income tax expense	74	56
Net income	535	464
Net income per share, diluted*	$0.21	$0.19

PERFORMANCE RATIOS:
Interest rate spread	3.10%	3.14%
Net interest margin	3.21%	3.23%
Return on average equity	6.93%	6.18%
Return on average assets	0.43%	0.39%

	March 31
	2007	2006
FINANCIAL POSITION:
Securities	$133,290	$142,408
Loan and leases	329,954	308,863
Allowance for credit losses	4,249	4,309
Total assets	497,573	496,515
Deposits	373,552	361,167
Borrowings	90,036	101,979
Stockholders' equity	31,199	30,266

EQUITY RATIOS:
Tier 1 leverage ratio	8.09%	8.41%
Risk-based capital ratio	13.08%	13.79%
Book value per share*	$12.46	$12.14

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2006.